Exhibit 3

THIS IS A GLOBAL NOTE WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO, AS SUPPLEMENTED BY THE SEVENTH SUPPLEMENTAL INDENTURE HEREINAFTER REFERRED TO, AND IS REGISTERED IN THE NAME OF THE COMMON DEPOSITARY, JPMORGAN CHASE BANK, N.A. (THE “COMMON DEPOSITARY”), OR A NOMINEE OF THE COMMON DEPOSITARY, FOR CLEARSTREAM BANKING, SOCIETE ANONYME AND EUROCLEAR BANK S.A./N.V., WHICH MAY BE TREATED BY AMÉRICA MÓVIL, S.A. DE C.V., THE TRUSTEE AND ANY AGENT THEREOF AS OWNER AND HOLDER OF THIS NOTE FOR ALL PURPOSES. UNLESS AND UNTIL THIS NOTE IS EXCHANGED FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE COMMON DEPOSITARY OR A NOMINEE OF THE COMMON DEPOSITARY TO THE COMMON DEPOSITARY OR ANOTHER NOMINEE OF THE COMMON DEPOSITARY OR BY THE COMMON DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY.

AMÉRICA MÓVIL, S.A. DE C.V.

9% SENIOR NOTES DUE JANUARY 15, 2016

Common Code Number: 023172976

ISIN Number: XS0231729764

No. 1	Ps.5,000,000,000.00

América Móvil, S.A. de C.V. (herein called the “Company”, which term includes any successor Person under the Indenture hereinafter referred to, as further supplemented by the Seventh Supplemental Indenture hereinafter referred to), a sociedad anónima de capital variable organized and existing under the laws of the United Mexican States (“Mexico”), for value received, hereby promises to pay to Chase Nominees Limited, as nominee for JPMorgan Chase Bank, N.A., or registered assigns, the principal sum of FIVE BILLION MEXICAN PESOS, or such other principal amount (which, when taken together with the principal amounts of all other Outstanding Notes, shall initially equal Ps.5,000,000,000.00 in the aggregate; provided, however, that the Company may from time to time or at any time, without the consent of the Holders of the Notes, issue additional notes, with Guarantees of the Guarantor duly annexed thereto or endorsed thereon, with terms and conditions identical to those of the Notes, which additional notes, together with Guarantees of the Guarantor duly annexed thereto or endorsed thereon, shall increase the aggregate principal amount of, and shall be consolidated and form a single series with, the Notes) as may be set forth in the records of the Trustee hereinafter referred to in accordance with the Indenture (as supplemented by the Seventh Supplemental Indenture), on January 15, 2016 (unless earlier redeemed, in which case, on the applicable Redemption Date) and to pay interest thereon from October 5, 2005 or from the most recent Interest Payment Date to which interest has been paid or duly provided for, as the case may be, semi-annually on January 15 and July 15 in each year, commencing on July 17, 2006, at the rate of 9% per annum, until the principal hereof is paid or made available for payment, provided that any amount of interest on this Note which is overdue shall bear interest (to the extent that payment thereof shall be legally enforceable) at the rate per annum then borne by this Note from the date such amount is due to but not including the day it is paid or made available for payment, and such overdue interest shall be paid as provided in Section 306 of the Indenture.

Payment of principal, interest, Additional Amounts and any other amounts due in respect of the Notes shall be made in Dollars or, subject to certain conditions as set forth in the reverse hereof, Pesos.

The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date shall, as provided in such Indenture and the Seventh Supplemental Indenture, be paid to the Person in whose name this Note (or one or more Predecessor Notes) is registered at the close of business on the Regular Record Date for such interest, which shall be January 1 and July 1 (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date. Any such interest not so punctually paid or duly provided for shall forthwith cease to be payable to the Holder on the relevant Regular Record Date and may either be paid to the Person in whose name this Note (or one or more Predecessor Notes) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of the Notes not less than 15 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Note may be listed, and upon such notice as may be required by such exchange, all as more fully provided in the Indenture or the Seventh Supplemental Indenture. Interest on this Note shall be computed on the basis set forth in the Seventh Supplemental Indenture.

Payment of the principal of and interest on this Note shall be made at the office of the Trustee or agency of the Company in the Borough of Manhattan, New York City, New York and, if and for so long as the Notes are admitted to trading on the EuroMTF, the alternative market of the Luxembourg Stock Exchange, at the office of the paying agent in Luxembourg, in each case maintained for such purpose and at any other office or agency maintained by the Company for such purpose, against surrender of this Note in the case of any payment due at the Maturity of the principal thereof; provided, however, that at the option of the Company payment of interest may be made by check mailed to the address of the Person entitled thereto as such address shall appear in the Securities Register; and provided, further, that all payments of the principal of and interest on this Note, the Permitted Holders of which have given wire transfer instructions to the Trustee, the Company, or its agent at least 8 Business Days prior to the applicable payment date, shall be required to be made by wire transfer of immediately available funds to the accounts specified by such Permitted Holders in such instructions. Notwithstanding the foregoing, payment of any amount payable in respect of a Global Note shall be made in accordance with the Applicable Procedures of Clearstream, Luxembourg and Euroclear.

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Note shall not be entitled to any benefit under the Indenture and Seventh Supplemental Indenture or be valid or obligatory for any purpose.

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IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed under its corporate seal.

Dated: October 5, 2005

AMÉRICA MÓVIL, S.A. DE C.V.

By:
Name:
Title:

By:
Name:
Title:

This is one of the Notes referred to in the within-mentioned Indenture.

Dated: October 5, 2005

JPMorgan Chase Bank, N.A.,
as Trustee

By:
Authorized Officer

[REVERSE OF NOTE]

This Note is a duly authorized issue of securities of the Company (herein collectively called the “Notes”), issued under an Indenture, dated as of March 9, 2004, and as previously supplemented by, inter alia, the Fifth Supplemental Indenture, dated as of December 14, 2004 (herein called the “Indenture”, which term shall have the meaning assigned to it in such instrument), as further supplemented by the Seventh Supplemental Indenture, dated as of October 5, 2005 (the “Seventh Supplemental Indenture”), among the Company, Radiomóvil Dipsa, S.A. de C.V., a sociedad anónima de capital variable organized and existing under the laws of Mexico (herein called the “Guarantor,” which term includes any successor Person under the Indenture) and JPMorgan Chase Bank, N.A., as Trustee (herein called the “Trustee”, which term includes any successor trustee under the Indenture). Reference is hereby made to the Indenture, as further supplemented by the Seventh Supplemental Indenture, for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Guarantor, the Trustee and the Holders of the Notes and of the terms upon which the Notes are, and are to be, authenticated and delivered. This Note is one of the series designated on the face hereof.

Additional notes on terms and conditions identical to those of this Note may be issued by the Company without the consent of the Holders of the Notes. The amount evidenced by such additional Notes shall increase the aggregate principal amount of, and shall be consolidated and form a single series with, the Notes.

Payment of principal, interest, Additional Amounts and any other amounts due in respect of the Notes shall be made, except as provided below, in Dollars, in amounts determined by the Calculation Agent by translating the corresponding Peso amounts into Dollars at the Settlement Rate on the Rate Calculation Date applicable to the relevant Interest Payment Date, Redemption Date, Stated Maturity or other Maturity or payment date for Defaulted Interest pursuant to Section 306 of the Indenture.

For the purposes of translating Peso amounts into Dollars:

“Rate Calculation Date” means the second Mexican FX Day immediately preceding an Interest Payment Date, Redemption Date, Stated Maturity or other Maturity, as applicable. Notwithstanding the preceding sentence, if the Rate Calculation Date is not a Business Day, then the Rate Calculation Date will be the immediately preceding Mexican FX Day (i.e., prior to such second Mexican FX Day) that is a Business Day.

“Settlement Rate” means the Peso/Dollar exchange rate (the “FIX FX Rate”) reported by the Banco de México as the average of quotes in the wholesale foreign exchange market in Mexico for transactions payable in 48 hours on its website on the applicable Rate Calculation Date. In the event that the FIX FX Rate is not so available by 3:00 p.m. (Mexico City time) on any Rate Calculation Date, then the Settlement Rate for such Rate Calculation Date will be determined by the Calculation Agent by taking the arithmetic mean (such mean, the “Alternative Rate”) of the Peso/Dollar exchange rate for the foreign exchange market in Mexico for transactions payable in 48 hours offered at or about such time on such date by (i) Banco Nacional de México, S.A., Institución de Banca Múltiple, (ii) Banco Inbursa, S.A., Institución de Banca Múltiple, Grupo Financiero Inbursa, (iii) Bank of America Global FX, (iv) Banco Credit Suisse First Boston (México), S.A. de C.V. and (v) JPMorgan Chase Bank, N.A. (the “Reference Banks”); provided, however, that if any of the Reference Banks ceases to offer such an exchange rate, that bank will be replaced by the Company, for the purpose of determining the Alternative Rate, with another leading bank or financial institution. In the event that the Calculation Agent determines, in its sole and absolute discretion, that neither the FIX FX Rate nor the Alternative

Rate can be ascertained on a Rate Calculation Date in accordance with the foregoing, the Calculation Agent will, after consultation with the Company, determine the Settlement Rate (and method of determining the Settlement Rate) in respect of such date in its sole and absolute discretion, taking into consideration all available information that in good faith it deems relevant; provided, however, that the Calculation Agent shall not be liable for any Settlement Rate so determined in good faith.

“Mexican FX Day” means each Monday, Tuesday, Wednesday, Thursday and Friday that is (i) not a day on which banking institutions or foreign exchange markets in Mexico City generally are authorized or obligated by law, regulation or executive order to close and (ii) a day on which banking institutions and foreign exchange markets in Mexico City are open for business with the general public.

Holders of the Notes may elect to receive payment of principal, interest, Additional Amounts and any other amounts due in respect of the Notes in Pesos. Holders who wish to elect to receive a particular payment of principal, interest, Additional Amounts and any other amounts due in respect of the Notes in Pesos must notify the principal Paying Agent no later than the 8th day preceding the applicable Interest Payment Date, Redemption Date, Stated Maturity or other Maturity or payment date for Defaulted Interest pursuant to Section 306 of the Indenture (but not earlier than the applicable Regular Record Date or Special Record Date).

In any case where any Interest Payment Date, Redemption Date, Stated Maturity or other Maturity of the Notes shall not be a Business Day, then payment of interest, principal or Additional Amounts need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on the Interest Payment Date, Redemption Date, Stated Maturity or other Maturity, as the case may be; provided that interest will accrue on the principal of the Notes at the applicable interest rate from the original Interest Payment Date, Redemption Date, Stated Maturity or other Maturity, as the case may be, to (but excluding) that next Business Day.

If an Event of Default with respect to Notes shall occur and be continuing, the principal of all of the Notes may be declared due and payable in the manner and with the effect provided in the Indenture, as further supplemented by the Seventh Supplemental Indenture.

All payments of principal and interest in respect of the Notes shall be made after withholding or deduction for any present or future taxes, duties, assessments or governmental charges of whatever nature imposed, levied, collected, withheld or assessed by or on behalf of Mexico or any authority therein or thereof having power to tax (“Mexican Taxes”). In the event of any withholding or deduction for any Mexican Taxes, the Company shall pay such additional amounts (“Additional Amounts”) as will result in receipt by the Holders of Notes on the respective due dates of such amounts as would have been received by them had no such withholding or deduction (including for any Mexican Taxes payable in respect of Additional Amounts) been required, except that no such Additional Amounts shall be payable with respect to any payment on a Note to the extent:

(i)

that any such taxes, duties, assessments or other governmental charges would not have been imposed but for (A) a connection between the Holder and Mexico other than the ownership or holding of such Note and the mere receipt of payments with respect to such Note or (B) failure by the Holder or any other Person to comply with any certification, identification or other reporting requirement concerning the nationality, residence, identity or connection with Mexico of the Holder or any beneficial owner of such Note if compliance is required by law, regulation or by an applicable income tax treaty to which Mexico is a party, as a precondition to exemption from, or reduction in the rate of, the tax, assessment or other governmental charge and we have given the

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Holders at least 30 days’ notice prior to the first payment date with respect to which such certification, identification or reporting requirement is required to the effect that Holders will be required to provide such information and identification;

(ii)

of any such taxes, duties, assessments or other governmental charges with respect to a Note presented for payment more than 15 days after the date on which such payment became due and payable or the date on which payment thereof is duly provided for and notice thereof given to Holders, whichever occurs later, except to the extent that the Holder of such Note would have been entitled to such Additional Amounts on presenting such Note for payment on any date during such 15-day period;

(iii)	of estate, inheritance, gift or other similar taxes, assessments or other governmental charge imposed with respect to a Note;
(iv)	any tax, duty, assessment or other governmental charge payable otherwise than by deduction or withholding from payments on any series of Notes; and
(v)

any payment on a Note to a Holder who is a fiduciary or partnership or a person other than the sole beneficial owner of any such payment, to the extent that a beneficiary or settlor with respect to such fiduciary, a member of such a partnership or the beneficial owner of such payment would not have been entitled to the Additional Amounts had such beneficiary, settlor, member or beneficial owner been the Holder of such Note.

For purposes of the provisions described in Clause (i) above, the term “Holder” of any Note means the direct nominee of any beneficial owner of such Note, which holds such beneficial owner’s interest in such Note. Notwithstanding the foregoing, the limitations on the Company’s obligation to pay Additional Amounts set forth in Clause (i)(B) above shall not apply if (a) the provision of information, documentation or other evidence described in such Clause (i)(B) would be materially more onerous, in form, in procedure or in the substance of information disclosed, to a Holder or beneficial owner of a Note (taking into account any relevant differences between U.S. and Mexican law, regulation or administrative practice) than comparable information or other reporting requirements imposed under U.S. tax law (including the United States - Mexico Income Tax Treaty), regulations (including proposed regulations) and administrative practice or (b) Rule 3.25.15 is in effect, unless the provision of the information, documentation or other evidence described in such Clause (i)(B) is expressly required by statute, regulation, rule or administrative practice in order to apply Rule 3.25.15 and the Company cannot obtain such information, documentation or other evidence on its own through reasonable diligence and the Company otherwise would meet the requirements for application of Rule 3.25.15. In addition, such Clause (i)(B) shall not be construed to require that a non-Mexican pension or retirement fund or a non-Mexican financial institution or any other Person register with the Ministry of Finance and Public Credit for the purpose of establishing eligibility for an exemption from or reduction of Mexican withholding tax. Persons who hold a beneficial interest in the Global Note through S.D. Indeval S.A. de C.V., Institución para el Deposito de Valores (“Indeval”), may be required to certify as to their residency in accordance with procedures established by Indeval.

The Company shall provide the Trustee with the constancia or other relevant documentation, if any, (which may consist of certified copies of such documentation) satisfactory to the Trustee evidencing the payment of Mexican Taxes in respect of which the Company has paid any Additional Amounts. Copies of such documentation shall be made available to the Holders of the Notes or the Paying Agent, as applicable, upon request therefor.

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The Company shall pay all stamp, issue, registration, documentary or other similar duties, if any, which may be imposed by Mexico or any governmental entity or political subdivision therein or thereof, or any taxing authority of or in any of the foregoing, with respect to the Indenture or the Seventh Supplemental Indenture or the issuance of the Notes.

All references herein, in the Indenture, the Seventh Supplemental Indenture, the Notes or the Guarantees, to principal, interest or any other amount payable in respect of any Note shall be deemed to include all Additional Amounts, if any, payable in respect of such principal, interest or other amount payable, unless the context otherwise requires, and express mention of the payment of Additional Amounts in any provision hereof shall not be construed as excluding reference to Additional Amounts in those provisions hereof where such express mention is not made.

In the event that Additional Amounts actually paid with respect to the Notes pursuant to the preceding paragraphs are based on rates of deduction or withholding of withholding taxes in excess of the appropriate rate applicable to the Holder of such Notes, and, as a result thereof such Holder is entitled to make claim for a refund or credit of such excess from the authority imposing such withholding tax, then such Holder shall, by accepting such Notes, be deemed to have assigned and transferred all right, title, and interest to any such claim for a refund or credit of such excess to the Company. However, by making such assignment, the Holder makes no representation or warranty that the Company shall be entitled to receive such claim for a refund or credit and incurs no other obligation with respect thereto.

All references in the Indenture, the Seventh Supplemental Indenture, the Notes and the Guarantees to the Stated Maturity of the principal in respect of any Note shall be deemed to mean and include the Redemption Date, and all such references to principal, interest or Additional Amounts shall be deemed to mean and include any amount payable in respect hereof pursuant to Section 1010 of the Indenture.

The Notes are subject to redemption, upon not less than 30 nor more than 60 days’ notice by mail, at any time as a whole but not in part, at the election of the Company, at a cash price equal to the sum of (A) the principal amount of the Notes being redeemed, (B) accrued and unpaid current interest thereon to but not including the date fixed for redemption, and (C) any Additional Amounts which would otherwise be payable up to but not including the date fixed for redemption, if, as a result of any amendment to, or change in, the laws (or any laws, rules, or regulations thereunder) of Mexico or any political subdivision or taxing authority thereof or therein affecting taxation or any amendment to or change in an official interpretation, administration or application of such laws, rules, or regulations (including a holding by a court of competent jurisdiction), which amendment or change of such laws, rules, or regulations becomes effective after September 29, 2005, the Company would be obligated, after making reasonable endeavors to avoid such requirement, to pay Additional Amounts in excess of the Additional Amounts that the Company would be obligated to pay if payments made on the Notes were subject to withholding or deduction of Mexican Taxes at the rate of 10%.

The Indenture, as further supplemented by the Seventh Supplemental Indenture, permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the Guarantor, on the one hand, and the rights of the Holders of the Notes, on the other hand, at any time by the Company, the Guarantor and the Trustee with the consent of the Holders of a majority in principal amount of the Notes at the time Outstanding. The Indenture also contains provisions (i) permitting the Holders of a majority in principal amount of the Notes at the time Outstanding, on behalf of the Holders of all Notes, to waive compliance by the Company with certain provisions of the Indenture, as further supplemented by the Seventh Supplemental Indenture, and (ii) permitting the Holders of a majority in principal amount of the Notes at the time Outstanding, on behalf of the Holders of all Notes, to waive certain past defaults under the Indenture, as further supplemented by

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the Seventh Supplemental Indenture, and their consequences. Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note.

As provided in and subject to the provisions of the Indenture, as further supplemented by the Seventh Supplemental Indenture, the Holder of this Note shall not have the right to institute any proceeding with respect to the Indenture or the Seventh Supplemental Indenture, or for the appointment of a receiver or trustee, or for any other remedy thereunder, unless such Holder shall have previously given the Trustee written notice of a continuing Event of Default with respect to the Notes, the Holders of not less than 25% in principal amount of the Notes at the time Outstanding shall have made written request to the Trustee to institute proceedings in respect of such Event of Default as Trustee and offered the Trustee indemnity reasonably satisfactory to it, and the Trustee shall not have received from the Holders of a majority in principal amount of Notes at the time Outstanding a direction inconsistent with such request, and shall have failed to institute any such proceeding, for 60 days after receipt of such notice, request and offer of indemnity. The foregoing shall not apply to any suit instituted by the Holder of this Note for the enforcement of any payment of principal hereof or interest hereon on or after the respective due dates expressed herein.

No reference herein to the Indenture or the Seventh Supplemental Indenture and no provision of this Note or of the Indenture or the Seventh Supplemental Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and interest on this Note at the times, place and rate, and in the coin or currency, herein prescribed.

As provided in the Indenture, as further supplemented by the Seventh Supplemental Indenture and subject to certain limitations therein set forth, the transfer of this Note is registrable in the Security Register, upon surrender of this Note for registration of transfer at the office of the Trustee or agency of the Company in any place where the principal of and interest on this Note are payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company, the Guarantor and the Security Registrar duly executed by, the Holder thereof or his attorney duly authorized in writing, and thereupon one or more new Notes of this series and of like tenor, of authorized denominations and for the same aggregate principal amount, shall be issued to the designated transferee or transferees.

The Notes are issuable only in registered form without coupons in denominations of Ps.1,000,000 and integral multiples of Ps.100,000 in excess thereof. As provided in the Indenture, as further supplemented by the Seventh Supplemental Indenture, and subject to certain limitations therein set forth, Notes are exchangeable for a like aggregate principal amount of Notes of like tenor of a different authorized denomination, as requested by the Holder surrendering the same.

No service charge shall be made for any such registration of transfer or exchange, but the Company or the Trustee may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Note for registration of transfer, the Company, the Guarantor, the Trustee and any agent of the Company, the Guarantor or of the Trustee may treat the Person in whose name this Note is registered as the owner hereof for all purposes, whether or not this Note is overdue, and neither the Company, the Guarantor, the Trustee nor any such agent shall be affected by notice to the contrary.

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This Note is a Global Note and is subject to the provisions of the Indenture and the Seventh Supplemental Indenture relating to Global Notes, including the limitations in Section 304 of the Indenture on transfers and exchanges of Global Notes.

This Note, the Guarantees and the Indenture and the Seventh Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

All terms used in this Note which are defined in the Indenture, as further supplemented by the Seventh Supplemental Indenture, shall have the meanings assigned to them in the Indenture, as further supplemented by the Seventh Supplemental Indenture.

________________

ABBREVIATIONS

The following abbreviations, when used in the inscription of the face of this Note, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM - as tenants in common	UNIF GIFT MIN ACT—______________ (Cust)
TEN ENT - as tenants by the entireties	Custodian _____________ under Uniform (Minor)
JT TEN - as joint tenants with right of survivorship and not as tenants in common	Gifts to Minors Act ________________ (State)

Additional abbreviations may also be used

though not in the above list.

________________

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GUARANTEE

OF

RADIOMÓVIL DIPSA, S.A. DE C.V.

Radiomóvil Dipsa, S.A. de C.V., a corporation (sociedad anónima de capital variable) organized and existing under the laws of Mexico (the “Guarantor”), hereby fully and unconditionally guarantees (such guarantee being referred to herein as the “Guarantee”), in accordance with the terms of the Indenture, dated as of March 9, 2004 and as previously supplemented by the First Supplemental Indenture dated as of March 9, 2004, the Second Supplemental Indenture dated as of March 9, 2004, the Third Supplemental Indenture dated as of April 27, 2004, the Fourth Supplemental Indenture dated as of November 3, 2004, the Fifth Supplemental Indenture dated as of December 14, 2004 and the Sixth Supplemental Indenture dated as of February 25, 2005 (herein called the “Indenture”, which term shall have the meaning assigned to it in such instrument, as further supplemented by the Seventh Supplemental Indenture, dated as of October 5, 2005 (the “Seventh Supplemental Indenture”), among América Móvil, S.A. de C.V., the Guarantor and JPMorgan Chase Bank, N.A., as Trustee), the full and punctual payment when due, whether at maturity, upon redemption, by acceleration or otherwise, of the principal of, interest on, and any other amounts due under the Notes and all other obligations of the Company under the Indenture, as further supplemented by the Seventh Supplemental Indenture, in each case in Dollars or, subject to the terms and conditions set forth in the Notes, Pesos pursuant to the terms and conditions of the Notes. Capitalized terms used but not defined herein shall have the respective meanings given to them in the Indenture, as further supplemented by the Seventh Supplemental Indenture.

The obligations of the Guarantor to the Holders and to the Trustee pursuant to this Guarantee and the Indenture, as further supplemented by the Seventh Supplemental Indenture, shall be limited to the maximum amount as shall, after giving effect to all other liabilities (fixed and contingent) of the Guarantor, result in the obligations of the Guarantor under the Guarantees not constituting a fraudulent conveyance or fraudulent transfer under applicable law.

The obligations of the Guarantor to the Holders and to the Trustee pursuant to this Guarantee and the Indenture, as further supplemented by the Seventh Supplemental Indenture, are expressly set forth, to the extent and in the manner provided, in Article Eleven of the Indenture, as further supplemented by the Seventh Supplemental Indenture, and reference is hereby made to such Indenture, as further supplemented by the Seventh Supplemental Indenture, for the precise terms of the Guarantee therein made.

This Guarantee shall not be valid or obligatory for any purpose until the certificate of authentication on the Notes upon which this Guarantee is noted shall have been executed by the Trustee under the Indenture, as further supplemented by the Seventh Supplemental Indenture, by the manual signature of one of its authorized signatories.

This Guarantee shall be governed by, and construed in accordance with, the laws of the State of New York.

This Guarantee is subject to release upon the terms set forth in the Indenture as further supplemented by the Seventh Supplemental Indenture.

IN WITNESS WHEREOF, the Guarantor has caused this Guarantee to be duly executed.

RADIOMÓVIL DIPSA, S.A. de C.V.,

By:_____________________________

Name:

Title:

By:_____________________________

Name:

Title:

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